UNIVERSAL INSURANCE HOLDINGS, INC. REPORTS
FIRST-QUARTER 2010 FINANCIAL RESULTS

Fort Lauderdale, Fla., May 10, 2010 - Universal Insurance Holdings, Inc. (the Company or Universal) (NYSE AMEX: UVE), a vertically integrated insurance holding company, announced first-quarter 2010 net income of $8.3 million, or $0.21 per diluted share, compared to $12.4 million, or $0.31 per diluted share, in the first quarter of 2009.

The Company experienced a decrease in net income for the 2010 first quarter.  The decline was primarily attributable to continuing pressure on the Company’s operating results because of state-mandated wind mitigation credits, increased net losses and LAE, and higher reinsurance costs in the 2009-2010 contract year.  Realized gains on investments and foreign currency gains on investments helped offset the decline in net income in the first quarter of 2010.  The Company’s investment portfolio generated $3.7 million in realized gains on investments and $0.7 million in foreign currency gains on investments in the first quarter of 2010.

The number of homeowners’ and dwelling fire insurance policies serviced by Universal Property & Casualty Insurance Company (UPCIC), the Company’s wholly-owned subsidiary, and the related growth in direct premiums written increased during the first quarter of 2010.  UPCIC’s recent premium rate increases, 14.6 percent statewide for its homeowners’ program and 14.8 percent statewide for its dwelling fire policies, positively affected premiums and profitability.  On March 1, 2010, UPCIC began to recoup the mandatory Florida Insurance Guaranty Association (FIGA) assessment of $4.1 million, which nominally contributed to first quarter 2010 results.  As 2010 progresses, the Company believes that the premium rate increases and FIGA assessment recovery will positively impact profitability.

In addition, UPCIC continued to grow its policy count, servicing approximately 544,000 homeowners’ and dwelling fire insurance policies as of March 31, 2010, up from 541,000 policies at December 31, 2009, and 498,000 policies at March 31, 2009.  The increase in the number of policies in-force is the result of heightened relationships with existing agents, an increase in the number of new agents, continued expansion within Florida and in South Carolina, North Carolina, and Hawaii.  Within South Carolina, North Carolina, and Hawaii, UPCIC had approximately 5,200 policies totaling approximately $7.4 million of in-force premiums at March 31, 2010.

Net premiums earned decreased 11.8 percent in the first quarter of 2010 compared to the same quarter in 2009.  Net losses and LAE increased 15.8 percent to $23.7 million from $20.4 million in the first quarter of 2009.  While there was an absence of incurred net losses and LAE related

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UIH Q1 2010 Results

to adverse weather events during the first quarter of 2010, the Company incurred an increase in net losses and LAE in connection with the servicing of additional policies.

First-quarter 2010 general and administrative expenses increased 38.1 percent to $10.4 million from $7.5 million in the 2009 first quarter.  The increase in general and administrative expenses was primarily attributable to lower ceding commissions, a reduction in the amount recouped from policyholders relative to assessments by FIGA, and an increase in commissions paid or accrued to agents on direct premiums.  The increase was partially offset by the increased deferral of policy acquisition costs.

At March 31, 2010, stockholders’ equity increased to $114.6 million from $113.3 million at December 31, 2009, representing growth of 1.2 percent.  As of March 31, 2010, UPCIC’s statutory capital and surplus was $111.3 million versus $87.8 at December 31, 2009.  The increase in statutory capital at March 31, 2010, compared to December 31, 2009, is the result of a $30 million contribution from Universal Insurance Holdings to UPCIC in March 2010.

Investment Portfolio Update
Realized gains on investments increased to $3.7 million for the three-month period ended March 31, 2010, from $1.1 million for the same period ended March 31, 2009.  Foreign currency gains on investments increased to $0.7 million for the three-month period ended March 31, 2010.  There were no foreign currency gains on investments during the same period ended 2009.  The increase in realized gains on investments and foreign currency gains on investments is the result of the expansion of the Company’s investment portfolio into fixed securities and equity securities and the related sales of certain of these securities.

As of March 31, 2010, the Company’s investments in equity securities and fixed maturities totaled $132.5 million, compared to $114.8 million at December 31, 2009.  At March 31, 2010, approximately 49.9 percent of the investments were in equity securities considered available for sale and 50.1 percent were in fixed maturities available for sale.  As of March 31, 2010, the Company’s investment portfolio contained $4.3 million of pre-tax net unrealized losses.

Office Expansion
On April 30, 2010, the Company purchased a 9,000 square foot building for approximately $1.0 million in cash located adjacent to its home office in Fort Lauderdale, Florida, which it intends to use as additional home office space. The Company plans to occupy the building by the first quarter of 2011.

UPCIC Expansion Plans
As announced in March 2010, UPCIC continues to explore expansion opportunities in Maryland, Massachusetts, New Jersey, New York, and Virginia.  There is no assurance that the Company will be successful in obtaining these licenses and no prediction of when, if licensed, the Company will commence operations in any of these states.  The expansion plans follow the Company’s efforts to further diversify and create additional growth opportunities reflective of UPCIC’s expansion in South Carolina, North Carolina, and Hawaii, where it currently writes property and casualty insurance, and into Georgia, where it is approved to write property and

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UIH Q1 2010 Results

casualty insurance pending the approval of its rates and forms by the Georgia Department of Insurance.

About Universal Insurance Holdings, Inc.
Universal Insurance Holdings, Inc. (UIH) is a vertically integrated insurance holding company, which through its various subsidiaries, covers substantially all aspects of insurance underwriting, distribution, claims processing and exposure management. Universal Property & Casualty Insurance Company (UPCIC), a wholly owned subsidiary of UIH, is one of the five leading writers of homeowners’ insurance in Florida and is now fully licensed and has commenced its operations in Georgia, Hawaii, North Carolina and South Carolina.  For additional information on the Company, please visit our investor relations Web site at www.universalinsuranceholdings.com

Readers should refer generally to reports filed by the Company with the Securities and Exchange Commission (SEC), specifically the Company's Form 10-K for the year ended December 31, 2009, and the Company's Form 10-Q for the quarterly period ended March 31, 2010, for a discussion of the risk factors that could affect its operations.  Such factors include, without limitation, exposure to catastrophic losses; reliance on the Company's reinsurance program; underwriting performance on catastrophe and non-catastrophe risks; the ability to maintain relationships with customers, employees or suppliers; competition and its effect on pricing, spending and third-party relationships; the Company’s financial stability rating; product pricing and revenues; and the effect of Federal or state laws and regulations.  Additional factors that may affect future results are contained in the Company's filings with the SEC, which are available on the SEC's web site at http://www.sec.gov.  The Company disclaims any obligation to update and revise statements contained in this press release based on new information or otherwise.

Cautionary Language Concerning Forward-Looking Statements
This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. The words “believe,” “expect,” “anticipate,” and “project,” and similar expressions identify forward-looking statements, which speak only as of the date the statement was made. Such statements may include, but not be limited to, projections of revenues, income or loss, expenses, plans, and assumptions relating to the foregoing. Forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified. Future results could differ materially from those described in forward-looking statements.

Investor Contact:
Philip Kranz, Dresner Corporate Services, 312-780-7240, pkranz@dresnerco.com

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UIH Q1 2010 Results

UNIVERSAL INSURANCE HOLDINGS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	For the Three
	Months Ended March 31,
	2010	2009
PREMIUMS EARNED AND OTHER REVENUES
Direct premiums written	$160,099,645	$145,212,145
Ceded premiums written	(127,567,966)	(95,727,857)
Net premiums written	32,531,679	49,484,288
Decrease (increase) in net unearned premium	781,884	(11,726,636)
Premiums earned, net	33,313,563	37,757,652
Net investment income	192,953	324,589
Realized gains on investments	3,694,717	1,111,333
Foreign currency gains on investments	684,247	-
Commission revenue	8,737,871	7,444,849
Other revenue	1,004,253	1,479,377

Total premiums earned and other revenues	47,627,604	48,117,800

OPERATING COSTS AND EXPENSES
Losses and loss adjustment expenses	23,651,712	20,420,664
General and administrative expenses	10,377,818	7,515,228

Total operating costs and expenses	34,029,530	27,935,892

INCOME BEFORE INCOME TAXES	13,598,074	20,181,908

Income taxes, current	3,411,241	8,582,617
Income taxes, deferred	1,879,864	(838,539)
Income taxes, net	5,291,105	7,744,078

NET INCOME	$8,306,969	$12,437,830

Basic net income per common share	$0.21	$0.33
Weighted average of common shares
outstanding - Basic	38,889,176	37,561,341

Fully diluted net income per share	$0.21	$0.31
Weighted average of common shares
outstanding - Diluted	40,434,042	39,921,929

Cash dividend declared per common share	$0.12	$0.22

	For the Three
	Months Ended March 31,
	2010	2009
Comprehensive Income:
Net income	$8,306,969	$12,437,830
Change in net unrealized (losses) gains on investments, net of tax	(3,236,494)	2,556,141

Comprehensive Income	$5,070,475	$14,993,971

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UIH Q1 2010 Results

UNIVERSAL INSURANCE HOLDINGS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	(Unaudited)
	March 31,	December 31,
ASSETS	2010	2009
Cash and cash equivalents	$228,541,314	$192,924,291
Investments
Fixed maturities available for sale, at fair value	66,368,800	41,389,008
Equity securities available for sale, at fair value	66,087,564	73,408,002
Real estate, net	3,293,582	3,289,893
Prepaid reinsurance premiums	221,022,592	200,294,241
Reinsurance recoverables	65,035,714	91,816,433
Premiums receivable, net	38,709,483	37,363,110
Receivable from securities	12,148,475	6,259,973
Other receivables	4,201,023	5,068,367
Income taxes recoverable	3,971,565	3,211,874
Property and equipment, net	1,256,876	1,245,858
Deferred policy acquisition costs, net	12,436,392	9,464,624
Deferred income taxes	12,046,948	11,894,289
Other assets	492,641	617,337
Total assets	$735,612,969	$678,247,300

LIABILITIES AND STOCKHOLDERS' EQUITY
LIABILITIES:
Unpaid losses and loss adjustment expenses	$131,736,670	$127,197,753
Unearned premiums	298,317,010	278,370,544
Advance premium	23,357,329	17,078,558
Accounts payable	3,974,070	3,172,626
Bank overdraft	25,460,302	20,297,061
Reinsurance payable, net	89,208,479	73,104,595
Income taxes payable	479,563	368,968
Dividends payable	4,699,927	-
Other accrued expenses	19,468,916	20,750,385
Long-term debt	24,264,706	24,632,353
Total liabilities	620,966,972	564,972,843

STOCKHOLDERS' EQUITY:
Cumulative convertible preferred stock, $.01 par value	1,077	1,087
Authorized shares - 1,000,000
Issued shares - 107,690 and 108,640
Outstanding shares - 107,690 and 108,640
Minimum liquidation preference - $287,240 and $288,190
Common stock, $.01 par value	408,772	402,146
Authorized shares - 55,000,000
Issued shares - 40,877,087 and 40,214,884
Outstanding shares - 39,166,033 and 37,774,765
Treasury shares, at cost - 1,711,054 and 1,809,119 shares	(7,389,416)	(7,948,606)
Common stock held in trust, at cost 0 and 631,000 shares	-	(511,110)
Additional paid-in capital	36,595,977	36,666,914
Accumulated other comprehensive (loss) income, net of taxes	(2,672,839)	563,654
Retained earnings	87,702,426	84,100,372
Total stockholders' equity	114,645,997	113,274,457
Total liabilities and stockholders' equity	$735,612,969	$678,247,300

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